Exhibit 99.1

PRESS RELEASE
For immediate release – September 15, 2008
Contact: Jim Graham, President/CEO
(910) 641-0044

Waccamaw Bankshares, Inc. Provides Additional Investment Details

September 15, 2008

Whiteville, NC - Waccamaw Bankshares, Inc. (NASDAQ: WBNK) (the “Company”), the parent company of Waccamaw Bank (the “Bank”), today provided additional details regarding its ownership of Federal Agency Preferred Securities as of June 30, 2008 in response to recent inquiries by analysts and shareholders and the actions taken by the Federal Government to seize control of Freddie Mac and Fannie Mae.

As of June 30, 2008, the book value of preferred shares owned by the Company of Fannie Mae (7.625% coupon rate) approximated $2 million. These shares were purchased during the fourth quarter of 2007. The Company is reviewing information as it becomes available regarding the Federal Government’s takeover of Freddie Mac and Fannie Mae and the amount of other than temporary impairment that may be incurred on these securities during the third quarter of 2008. Based upon this new information, a 100% impairment loss on these securities would not impact the Company’s or its subsidiary bank’s ability to maintain capital ratios above the “well capitalized” regulatory requirement.

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state charted bank operating sixteen offices in Whiteville, Wilmington, Shallotte (2), Sunset Beach, Oak Island, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Conway (2), Myrtle Beach, Little River and Heath Springs. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings wit the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

For more information contact:
Jim Graham
(910) 641-0044